SECURITIES AND EXCHANGE COMMISSION
             Washington, D.C. 20549

             SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2 Under the Securities Exchange Act of 1934
             (Amendment No. 1)*

             OEA, Inc.
             (Name of Issuer)

             Common Stock
             (Title of Class of Securities)

             670826106
             (CUSIP Number)


Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
      Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the
             Act (however, see the Notes).

             1.  NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Taft-Peirce Manufacturing Company

             2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
                              GROUP*
                      (a)
                      (b)  X

             3.  SEC USE ONLY

             4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Rhode Island

             NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             5.  SOLE VOTING POWER
                      180,000

             6.  SHARED VOTING POWER
                      -0-

             7.  SOLE DISPOSITIVE POWER
                      180,000

             8.  SHARED DISPOSITIVE POWER
                      -0-

             9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              EACH REPORTING PERSON
                      180,000

             10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                              EXCLUDES CERTAIN SHARES*

             11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
                              ROW (9)
                      0.9%

             12. TYPE OF REPORTING PERSON*
                                   CO
1.     NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      CRL, Inc.

             2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
                              GROUP*
                      (a)
                      (b)  X

             3.  SEC USE ONLY

             4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

             NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
             REPORTING PERSON

             5.  SOLE VOTING POWER
                      180,000

             6.  SHARED VOTING POWER
                      -0-

             7.  SOLE DISPOSITIVE POWER
                      180,000

             8.  SHARED DISPOSITIVE POWER
                      -0-

             9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              EACH REPORTING PERSON
                      180,000

             10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                              EXCLUDES CERTAIN SHARES*

             11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
                              ROW (9)
                      0.9%

             12. TYPE OF REPORTING PERSON*
                                   CO
AMENDMENT TO SCHEDULE 13G

      This amended statement on Schedule 13G is filed by Taft-Peirce Manufacturing Company and CRL, Inc. relating to their interest in the common stock of OEA, Inc.

             ITEM 1

                 (a)  The name of the issuer is OEA, Inc.

                 (b)  The address of issuer's principal executive offices is
                                   34501 East Quincy Avenue, P.O. Box 100488,
                                   Denver, Colorado  80210.

             ITEM 2

(a) The names of the persons filing this form are Taft-Peirce Manufacturing Company and CRL, Inc.

(b) The address of the principal business office of both persons filing this form is 6300 S. Syracuse, Suite
       300, Englewood, Colorado  80111.

    (c) Taft-Peirce Manufacturing Company was organized in the State of Rhode Island. CRL, Inc. was organized in the State of Delaware.

    (d) The title of class of securities to which this report relates is common stock, par value $0.10 per share.

         (e) The CUSIP number of the common stock to which this report relates is 670826106.

             ITEM 3

     This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).

             ITEM 4

                 (a)  The amount of common stock of OEA, Inc. directly
                  owned by Taft-Peirce Manufacturing Company as
                     of June 28, 1995 is 180,000 shares.  Such shares
                       may also be deemed to be beneficially owned by
                  CRL, Inc. which owns all of the outstanding capital
                    stock of Taft-Peirce Manufacturing Company.

                 (b)  The amount of common stock of OEA, Inc. owned
                    by Taft-Peirce Manufacturing Company, and
                   beneficially owned by CRL, Inc., represents 0.9% of
                    the outstanding shares.

                 (c)  Each of Taft-Peirce Manufacturing Company and
                   CRL, Inc. may be deemed to have the sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of, the 180,000
                     shares reported as beneficially owned.

             ITEM 5

    If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than 5% of the class or securities, check the following [ X ].

             ITEM 6

                 NOT APPLICABLE

             ITEM 7

                 NOT APPLICABLE

             ITEM 8

                 NOT APPLICABLE

             ITEM 9

                 NOT APPLICABLE

             ITEM 10

                 NOT APPLICABLE

SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




             June 28, 1995                June 28, 1995
             (Date)                       (Date)



             Taft-Peirce Manufacturing Company CRL, Inc.


             /s/ Jonathan P. Johnson           /s/ Jonathan P. Johnson
              (Signature)                 (Signature)

             Jonathan P. Johnson               Jonathan P. Johnson
             President                    President
             (Name/Title)                 (Name/Title)